UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 7, 2017

NOODLES & COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-35987	84-1303469
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

520 Zang Street, Suite D, Broomfield, CO	80021
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 214-1900

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
      ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
      ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
      ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
      ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE
In a special meeting held on February 7, 2017, the board of directors (the “Board”) of Noodles & Company, a Delaware corporation (“we” or “us”), authorized and approved, upon the recommendation of a special committee composed of independent, disinterested members of the Board, advised by Morris, Nichols, Arsht & Tunnell LLP, as independent legal advisor, and Jefferies LLC, as independent financial advisor (the “Special Committee”), the following corporate actions:
(i) a private placement sale to Catterton-Noodles, LLC (“L Catterton” or the “Purchaser”), of, in return for aggregate gross proceeds to us of $18.5 million, an aggregate of 18,500 shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “preferred stock”), at a purchase price of $1,000 per share, plus warrants exercisable beginning six months following their issuance for the purchase of 1,913,793 shares of Class A Common Stock at a price per share of $4.35, which is equal to the closing bid price of our Class A Common Stock on February 7, 2017 (the “warrants”); and
(ii) an agreement with the lenders under our credit agreement to amend our credit agreement, which amendment increases our flexibility under the credit agreement.
In addition, the Board authorized and approved strategic initiatives intended to improve our revenue and earnings by closing underperforming restaurants.
Item 1.01. Entry into a Material Definitive Agreement.
Securities Purchase Agreement
On February 8, 2017, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with L Catterton, pursuant to which we agreed, in return for aggregate gross proceeds to us of $18.5 million, to sell to L Catterton an aggregate of 18,500 shares of preferred stock convertible into 4,252,873 shares of our Class A Common Stock, par value $0.01 per share (our “Class A Common Stock” and, together with our Class B Common Stock, par value $0.01 per share, our “common stock”), at a price per share of $1,000 (the “purchase price”) plus warrants exercisable for five years beginning six months following their issuance (the “warrants”) for the purchase of 1,913,793 shares of our Class A Common Stock, at a price per share of $4.35 (such transactions, collectively, the “private placement”). The proceeds will be used, in conjunction with cash flow from our operations and the proceeds received from any other measures that may be taken to address our capital needs, to satisfy the Restaurant Closing Liabilities (as defined below), to satisfy the Data Breach Liabilities (as defined below), and to fund, in part, certain capital expenditures related to business initiatives in our restaurants. Any remaining proceeds are expected to be used for general corporate purposes. The funding of the private placement occurred today, February 9, 2017 (the “Issue Date”).
Each share of preferred stock is convertible at the holder’s option, subject to certain terms and conditions described below, at a conversion price of $4.35, which is equal to the closing bid price for our Class A Common Stock on February 7, 2017, and is subject to adjustment for dividends, certain distributions, stock splits, combinations, reclassifications, recapitalizations and similar events.
In connection with the private placement, we entered into a letter agreement (the “Letter Agreement”) with Argentia Private Investments Inc. (“Argentia”) that provides we will indemnify Argentia in limited circumstances for certain losses incurred by Argentia or its affiliates that arise out of the private placement, for which transaction Argentia provided its consent pursuant to the terms of our stockholders agreement.  The Letter Agreement, among other things, also provides for the registration of shares of Class A Common Stock (including shares of Class A Common Stock into which shares of Class B Common Stock may be converted) held by Argentia, by us on terms substantially similar to the registration rights that we agreed to provide to L Catterton in the Securities Purchase Agreement.  A copy of the Letter Agreement is attached hereto as Exhibit 10.3 and is incorporated by reference in this Item 1.01 in its entirety. The description of the Letter Agreement is a summary only and is qualified in its entirety by the terms of the Letter Agreement.

L Catterton and Argentia beneficially own, in the aggregate, shares representing approximately 51.6% of our outstanding voting power, and, assuming the conversion of the preferred stock into shares of Class A Common Stock, would beneficially own, in the aggregate, shares representing approximately 58.3% of our outstanding voting power. Persons associated with L Catterton and Argentia currently serve on our Board. Under a stockholders agreement dated as of July 2, 2013, as previously disclosed, L Catterton and Argentia have agreed to elect each other’s director nominees and to not take certain actions affecting us without the consent of the other. Accordingly, L Catterton and Argentia have significant influence over all matters presented to our stockholders for approval, including election and removal of our directors and change in control transactions.
This Current Report on Form 8-K is not an offer to sell or a solicitation of offers to buy preferred stock, warrants or our Class A Common Stock. None of the shares of preferred stock, warrants or shares of our Class A Common Stock issuable upon conversion or exercise of the preferred stock and warrants have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent an effective registration statement or an exemption from the registration requirements under applicable federal and state securities laws.
This description of the Securities Purchase Agreement is qualified in its entirety by reference to the Securities Purchase Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated by reference in this Item 1.01 in its entirety.

The Securities Purchase Agreement contains a number of representations and warranties that we and the Purchaser have made to each other that are customary in such transactions. Moreover, representations and warranties are frequently utilized in agreements as a means of allocating risks, both known and unknown, rather than to make affirmative factual claims or statements. These representations and warranties are made as of specific dates and are subject to important exceptions and limitations, including a contractual standard of materiality different from that generally applicable under federal securities laws. Accordingly, persons not party to the Securities Purchase Agreement should not rely on the agreement for any characterization of factual information about us or the Purchaser.
Preferred Stock

The following summary of the terms of the preferred stock is qualified in its entirety by reference to the Certificate of Designations of Series A Convertible Preferred Stock of Noodles & Company, filed on February 9, 2017 with the Secretary of State of the State of Delaware (the “Certificate of Designations”), a copy of which is attached to this Current Report on Form 8-K as Exhibit 4.1 and is incorporated by reference in this Item 1.01 in its entirety.

Dividends. The preferred stock will accrue dividends beginning on the earlier of (i) the date that is the six-month anniversary of the Issue Date and (ii) the date on which we complete specified equity offerings generating aggregate gross proceeds to us of at least $50.0 million. If we complete specified equity offerings generating aggregate gross proceeds to us of at least $50.0 million (including proceeds from the private placement and other equity offerings) prior to the six-month anniversary of the Issue Date, then (i) if the volume-weighted average price per share of our Class A Common Stock for the prior 30-day period is greater than the conversion price, we may elect, and we currently intend, to convert the preferred stock into Class A Common Stock at the then-applicable conversion price, or (ii) if the volume-weighted average price per share of our Class A Common Stock for the prior 30-day period is equal to or less than the conversion price, dividends on the preferred stock will stop accruing.  In addition, the preferred stock is also entitled to participate in cash and in-kind distributions to holders of shares of our common stock on an as-converted basis. The preferred stock dividend rate is 8.0% per annum and will increase by 0.5% per month beginning on the date that is the six-month anniversary of the Issue Date, up to a maximum of 18.0% per annum. Dividends on the preferred stock will be payable only in cash, when, as, and if declared by the Board, out of legally available funds and if, after such payment, we would be in compliance with the covenants under our outstanding indebtedness for borrowed money.

Conversion at the Option of the Holder. Each share of preferred stock may be converted by the holder into Class A Common Stock at any time based on the then applicable conversion price, subject to certain limitations.

Redemption. Redemption of the preferred stock may occur (a) following the 15-month anniversary of the Issue Date, at our election, if the volume-weighted average price per share of our Class A Common Stock for the prior 30-day period is equal to or less than the conversion price, (b) following the 15-month anniversary of the Issue Date, at the direction of the holders of a majority of the preferred stock, (c) upon a change of control (as defined in the Certificate of Designations), unless waived by the holders of a majority of the preferred stock, and (d) at any time, at our election in connection with a conversion of the preferred stock, if L Catterton would have beneficial ownership of more than 45.0% of our common stock. Any redemption is subject to certain conditions, including that after such redemption we are in compliance with the covenants under our indebtedness for borrowed money.

Liquidation Preference. In the event of our liquidation, dissolution or winding up, the holders of preferred stock will be entitled to receive per share the greater of (i) the purchase price, plus any accrued and unpaid dividends (the “accumulated liquidation preference”), and (ii) the value that would be received if the share of preferred stock were converted into Class A Common Stock immediately prior to the liquidation, dissolution or winding up.

Participation Rights. Subject to certain limitations, the Purchaser will be entitled to participate, on a pro rata basis in accordance with its ownership percentage, determined on an as converted basis, in issuances by us of equity and equity linked securities.

Voting Rights. Holders of the preferred stock will be entitled to vote on an as-converted basis, subject to certain limitations on such holders’ voting power, with holders of our common stock on all matters submitted to a vote of holders of our common stock for all purposes. In addition, we have agreed that without the consent of the holders of a majority of the preferred stock, we will not materially and adversely alter or change the rights, preferences or privileges of the preferred stock, create securities that have an equal or senior liquidation preference to the preferred stock, or issue any additional preferred stock.

Information Rights. Subject to maintaining certain ownership thresholds, the Purchaser will be entitled to certain information about us and our subsidiaries.

Warrants

The following summary of terms of the warrants is qualified in its entirety by reference to the Form of Warrant to Purchase Class A Common Stock, a copy of which is attached to this Current Report on Form 8-K as Exhibit 4.2 and is incorporated by reference in this Item 1.01 in its entirety.

Exercise Price. The exercise price of the warrants is $4.35 per share, which is equal to the closing bid price of our Class A Common Stock on February 7, 2017, and is subject to customary anti-dilution adjustment provisions.

Exercisability. The warrants will be exercisable for five years, starting six months after issuance.

Redemption. Upon a change of control (as defined in the warrants), holders of the warrants are entitled to cause us to redeem the warrants, at their fair value, based on the Black-Scholes method of valuation, for cash or Class A Common Stock.
Credit Agreement Amendment

On February 8, 2017, we amended our Amended and Restated Credit Agreement, dated as of November 22, 2013, by entering into Amendment No. 5 to the Amended and Restated Credit Agreement, as borrower, with the guarantors signatory thereto, Bank of America, N.A., as administrative agent, and the lenders signatory thereto (the “Amendment”). The Amendment modifies some of the changes made to our credit agreement in the previously disclosed Amendment No. 4, dated as of November 4, 2016. Among other things, the Amendment (i) restores our ability to request an increase in the maximum commitment amount under the credit facility by up to $15.0 million, (ii) suspends quarterly amortization payments of $2.5 million until the end of the second fiscal quarter of 2018, (iii) increases the interest rate margin applicable at total lease adjusted leverage levels at and above 4.25:1.00 and from the period of the date of Amendment to the delivery of the first following quarterly compliance certificate, and (iv) makes certain other changes. The Consolidated EBITDA definition, as revised, will permit certain costs to be added back into the Consolidated EBITDA calculation, including costs associated with the Restaurant Closing Liabilities (as defined in Item 2.05 below) and liabilities associated with the data security incident that occurred in 2016 (as described in greater detail in Item 8.01 of the Current Report on Form 8-K that we filed concurrently herewith). In addition, the Amendment provides that upon the completion of one or more equity issuances for an aggregate gross purchase amount of at least $45.0 million (including the $18.5 million of preferred stock and warrants issued to L Catterton pursuant to the private placement), (i) the required $2.5 million quarterly amortization payment will be eliminated and (ii) increased capital expenditure amounts related to restaurant growth will be permitted. The Amendment also revises certain financial covenant levels.

A copy of the Amendment is attached hereto as Exhibit 10.2 and is incorporated by reference in this Item 1.01 in its entirety. The description of the Amendment is a summary only and is qualified in its entirety by the terms of the Amendment.

The discussion in Item 3.03 of this Current Report on Form 8-K is incorporated by reference in this Item 1.01 in its entirety.

Item 2.02 Results of Operations and Financial Condition.

The discussion of the non-cash impairment charge in Item 2.06 of this Current Report on Form 8-K is incorporated by reference in this Item 2.02.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion of the Credit Agreement Amendment in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03 in its entirety.
Item 2.05. Costs Associated with Exit or Disposal Activities.

On February 7, 2017, our board of directors determined to close approximately 55 underperforming restaurants in the first and second quarters of 2017. Our financial performance has been adversely impacted by these restaurants, many of which were opened in the last two to three years in newer markets where brand awareness of our restaurants is not as strong and where it has been more difficult to adequately staff our restaurants. Our board of directors has determined that it would be beneficial to close these restaurants in order to eliminate the negative cash flow resulting from their continued operation and to permit us to increase our focus on the remaining restaurants in our restaurant portfolio.
We expect to use the net proceeds of the private placement, in conjunction with cash from our operations and the proceeds from any other measures we have taken or will take to address our capital needs, in part, to satisfy liabilities to landlords resulting from the termination of our leases for such restaurants, the fees of our real estate advisor and brokers related to such terminations and other costs of closing restaurants, such as severance for terminated employees (“Restaurant Closing Liabilities”). We currently anticipate that the Restaurant Closing Liabilities will total $24.0 million to $29.0 million, which will include (i) $23.0 million to $28.0 million relating to the termination of leases, including related fees and expenses, to be paid out over the next 12 to 18 months, and (ii) approximately $1.0 million relating to severance for terminated employees. However, it is possible that the Restaurant Closing Liabilities will exceed such amounts, in which case the amount of the net proceeds from the private placement, cash from our operations and the proceeds from any other measures that we will take, that will be available for other purposes may be less than anticipated, or we may need to borrow under our credit facility to fund such liabilities. We expect to take charges for the Restaurant Closing Liabilities aggregating between $17.5 million to $19.5 million, at the time such restaurants are closed, subject to adjustment as lease terminations occur. Our actual results may differ from these expectations, which remain subject to our execution of the restaurant closures described above and other developments that may arise in the future.
In addition to the private placement, we intend to take further measures to address our capital needs and anticipate making further announcements in this respect in the future.
Item 2.06. Material Impairments.

We currently anticipate taking a non-cash impairment charge during the fiscal quarter ended on January 3, 2017, that will range from $30.5 million to $31.5 million relating to restaurants we intend to close but that were not previously impaired, and to certain other restaurants. We do not currently anticipate that such charge will result in future cash expenditures. Our actual results may differ from these expectations, which remain subject to our execution of the restaurant closures described above and other developments that may arise in the future.

The information in Item 2.05 of this Current Report on Form 8-K is incorporated by reference in this Item 2.06 in its entirety.
Item 3.02. Unregistered Sales of Equity Securities.

The issuance and sale of the shares of preferred stock and warrants described in Item 1.01 of this Current Report on Form 8-K, and the eventual issuance and sale of shares of Class A Common Stock underlying such preferred stock and warrants issuable upon conversion or exercise, respectively, were issued and sold pursuant to the Securities Purchase Agreement in the private placement are made without registration under the Securities Act, in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving a public offering. The preferred stock, the warrants or the shares of Class A Common Stock issuable upon conversion or exercise, as applicable, may not be re-offered or sold in the United States absent an effective registration statement or an exemption from the registration requirements under applicable federal and state securities laws. The discussion of the Securities Purchase Agreement in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 3.02 in its entirety.
Item 3.03. Material Modification to Rights of Security Holders.
The filing of the Certificate of Designations and the issuance of the preferred stock affect the holders of our common stock to the extent provided for in the Certificate of Designations. The information in Items 1.01 and 5.03 of this Current Report on Form 8-K is incorporated by reference in this Item 3.03 in its entirety.
Pursuant to the Amended and Restated Stockholders Agreement, dated as of July 2, 2013, by and among Noodles & Company, Argentia Private Investments Inc. (“Argentia”) and L Catterton (the “Stockholders Agreement”), each of L Catterton and Argentia have obligations under the Stockholders Agreement to cause us not to issue more than $50.0 million of equity securities, create any new class or series of equity securities or amend our certificate of incorporation in a manner adverse to either party. Each of L Catterton and Argentia authorized and approved, and waived any right or obligation to prevent or prohibit, the transactions contemplated by the Securities Purchase Agreement (including the creation of the preferred stock, the filing of the Certificate of Designations, the issuance of the preferred stock, warrants and the common stock issuable upon conversion of the preferred stock as provided in the Certificate of Designations or exercise of warrants as provided in the Form of Warrant to Purchase Class A Common Stock).

Item 5.03. Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.
The discussion of the Securities Purchase Agreement in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 5.03 in its entirety. To create the preferred stock issuable under the Securities Purchase Agreement, we amended our certificate of incorporation by filing a Certificate of Designations on February 9, 2017, which is attached as Exhibit 4.1 and incorporated by reference in this Item 5.03 in its entirety.
Item 9.01. Financial Statements and Exhibits.
(d)     Exhibits.

Exhibit No.	Description
4.1	Certificate of Designations
4.2	Form of Warrant to Purchase Class A Common Stock
10.1	Securities Purchase Agreement, dated as of February 8, 2017, by and between Noodles & Company and Catterton-Noodles, LLC
10.2
Amendment No. 5 to the Amended and Restated Credit Agreement, dated as of February 8, 2017, by and among Noodles & Company, each of the Guarantors signatory thereto, Bank of America, N.A., as administrative agent and the lenders signatory thereto

10.3	Letter Agreement, dated as of February 8, 2017, by and between Noodles & Company and Argentia Private Investments Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Noodles & Company

By:	/s/ DAVE BOENNIGHAUSEN
Name:	Dave Boennighausen
Title:	Chief Financial Officer and Interim Chief Executive Officer

DATED: February 9, 2017

EXHIBIT INDEX

Exhibit No.	Description
4.1	Certificate of Designations
4.2	Form of Warrant to Purchase Class A Common Stock
10.1	Securities Purchase Agreement, dated as of February 8, 2017, by and between Noodles & Company and Catterton-Noodles, LLC
10.2
Amendment No. 5 to the Amended and Restated Credit Agreement, dated as of February 8, 2017, by and among Noodles & Company, each of the Guarantors signatory thereto, Bank of America, N.A., as administrative agent and the lenders signatory thereto

10.3	Letter Agreement, dated as of February 8, 2017, by and between Noodles & Company and Argentia Private Investments Inc.